EXHIBIT 4.03

AMENDED AND RESTATED

2003 INCENTIVE COMPENSATION PLAN

Pursuant to a resolution of its board of directors, Environmental Power Corporation, a Delaware corporation, hereby adopts the Amended and Restated 2003 Incentive Compensation Plan, as follows:

ARTICLE 1 - PURPOSE

The purpose of the 2003 Incentive Compensation Plan (the “Plan”) is to align the goals of Employees with the goals of the Company.

ARTICLE 2 - DEFINITIONS

2.1	“Adjustment Factor” means, with respect to a Participant who is an Employee, the percentage determined in accordance with the following table:

Base Pay	Adjustment Factor %
$0 to $125,000	80%
$125,001 to $199,999	67%
$200,000+	50%

The Adjustment Factor of a Participant who is a Director shall be 80%.

2.2	“Award Percentage” means, with respect to a Participant, the percentage described in Section 4.5.

2.3	(a) “Base Pay” means, with respect to a Participant who is an Employee, a Participant’s annual base salary, as in effect on April 1 of the calendar year in which the Employee becomes a Participant, or such other date as may be specified by the Committee.

(b) With respect to a Participant who is a Director, “Base Pay” shall be deemed to be $2,000, multiplied by the number of Board of Directors’ meetings which take place during the calendar year in which the Director becomes a Participant.

2.4	“Backlog” means projected revenues from the sale of Facilities for which the Company has binding commitments. The value of any generating assets associated with a Facility for which the Company has a binding commitment for sale will also be included in Backlog.

2.5	“Board” means the board of directors of the Company.

2.6	“Change in Control” means: (a) a merger, reorganization or consolidation of the Company or Microgy as a result of which the holders of the Company’s outstanding Stock immediately prior to the transaction hold less than a majority of the outstanding stock of the surviving entity immediately after the transaction, (b) the sale of all or substantially all of the assets of the Company to an unrelated person, (c) the sale of all the Stock of the Company to an unrelated person or entity, or (d) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction.

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

2.8	“Committee” means a committee of Directors designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Incentive Compensation Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.

2.9	“Company” means Environmental Power Corporation, a Delaware corporation, and any successor corporation.

2.10	“Director” means a member of the Board.

2.11	“Employee” means an individual who is a common law employee of the Company or Microgy.

2.12	“Fair Market Value” means, with respect to any property (including, without limitation, any shares of Stock or other securities), the fair market value of such property determined by such method or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of any shares of Stock as of a given date shall be determined as follows:

(a) if the Stock is then listed on a national securities exchange, the NASDAQ National Market or any other exchange or system reporting a closing price, the closing price of a share of the Stock on such date;

(b) if the Stock is not then so listed or reported but traded on the OTC Bulletin Board or the Bulletin Board Exchange, the average closing bid and asked prices of a share of Stock on such date; or

(c) in all other cases, the fair market value per share of Stock, as estimated in good faith by the Committee.

2.13	“Final Milestone” means the goal described in Section 4.1(c).

2.14	“401(k) Plan” means the Environmental Power Corporation 401(k) Savings Plan, together with any and all supplements, schedules and amendments thereto that may be in effect.

2.15	“Incentive Compensation Award” means an amount awarded under Article 4.

2.16	“Microgy” means Microgy Cogeneration Systems, Inc.

2.17	“Milestone” means a Regular or Final Milestone.

2.18	“Milestone Completion Date” means the date on which a particular Milestone is targeted for achievement or completion as set forth in Sections 4.1(b) and 4.1(c) of the Plan.

2.19	“Regular Milestone” means each of the goals described in Section 4.1(b).

2.20	“Participant” means an Employee or Director who participates in the Plan in accordance with Section 3.1.

2.21	“Plan” means the 2003 Incentive Compensation Plan as set forth herein, together with any and all supplements, schedules and amendments hereto that may be in effect.

2.22	“Product Sales” means sales of Facilities and associated generating assets.

2.23	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor rule or regulation.

2.24	“Stock” means the common stock, $0.01 per value, of the Company.

ARTICLE 3 - PARTICIPATION

3.1	2003 Employees. Each individual who is an Employee or Director on June 1, 2003 is eligible to participate in the Plan. Each Employee or Director can join the Plan in accordance with the administrative procedures established by the Company. As a result of participating in the Plan, a Participant’s compensation shall be adjusted. With respect to each individual who is an Employee or Director as of June 1, 2003, the effective date of any such adjustment shall be July 1, 2003. An individual who is an Employee or Director on June 1, 2003 and who does not join the Plan on July 1, 2003 shall be prohibited from joining the Plan at a later date, and shall not have any rights hereunder.

3.2	Future Employees. Employees first employed after June 1, 2003 may be allowed to participate in the Plan, subject to the terms and conditions hereof, with the approval of the Committee.

ARTICLE 4 - INCENTIVE COMPENSATION

4.1	Milestones – General. The Plan is based upon the achievement of Milestones. The determination of whether a Milestone has been completed shall be within the sole discretion of the Committee.

(a)	For purposes of this section, the following definitions shall apply:

(i)	“Facility” means an anaerobic digestion facility that is developed as part of the business development plan of Microgy.

(ii)	“Positive cash flow” means that cash receipts exceed cash operating expenditures.

(b)	The Regular Milestones are:

(i)	The Company has commenced construction of a Facility on or before October 30, 2003;

(ii)	The Company has commenced construction of three or more Facilities on or before December 31, 2003;

(iii)	The Company has achieved Backlog of at least $10.8 million by March 31, 2004;

(iv)	The Company has commenced construction of a total of (1) either five or more Facilities or (2) Facilities contributing an aggregate of at least $10.8 million to Backlog on or before June 30, 2004;

(v)	The first Facility is operating at 90% or greater of its planned capacity on or before August 31, 2004; and

(vi)	The Company recognizes $10.8 million of revenue in 2004 from product sales.

(c)	The Final Milestone is: the Company achieves positive cash flow on or before June 30, 2005, which the Committee determines, based on the Backlog of Facility projects, is sustainable for a period of not less than one year. For this purpose, a Backlog of $25 million (which equals the Company’s projected Product Sales revenue from June 2005 – May 2006) shall be deemed sufficient to create positive cash flow that is sustainable for one year.

4.2	Regular Milestone Award. Upon substantial completion of each Regular Milestone, a Participant shall earn an Incentive Compensation Award equal to his Base Pay multiplied by his Award Percentage.

(a)	If the Milestone is substantially complete within 15 days of the applicable Milestone Completion Date, the Award Percentage will be multiplied by seventy-five percent (75%).

(b)	If the Milestone is substantially complete with in one month of the applicable Milestone Completion Date, the Award Percentage will be multiplied by fifty percent (50%).

(c)	If the milestone is substantially complete with in two months of the applicable Milestone Completion Date, the Award Percentage will be multiplied by twenty-five percent (25%).

4.3	Final Milestone Award. Upon substantial completion of the Final Milestone, each Participant shall earn an Incentive Compensation Award equal to 2.5 times the sum of the Regular Milestone awards he has earned, multiplied by the ratio of the Stock price at the time of award to $1.50.

4.4	Eligibility For an Award of Incentive Compensation. (a) Subject to subsection (b), a Participant shall be entitled to an Incentive Compensation Award with respect to a Milestone only if he has been an Employee for at least 90 days.

(b)	A Participant who terminates employment with, or ceases to be a Director of, the Company or Microgy on or before the 30-day period preceding the completion of a Milestone shall not be eligible for an Incentive Compensation Award with respect to such Milestone.

4.5	Determination of Award Percentage; Notice. The Award Percentage is the product of:

(a)	the Participant’s Adjustment Factor, and

(b)	(i) with respect to a Participant who is an Employee, a percentage between 6.25% and 30% which the Company, in its sole discretion, shall determine with respect to each Employee, and

(ii) with respect to a Participant who is a Director, a percentage between 1% and 100%, which the Company, in its sole discretion, shall determine with respect to each Director.

A Participant’s Award Percentage shall be determined before the date on which the Participant joins the Plan. When a Participant joins the Plan, the Company shall notify the Participant of his Award Percentage and the amount to which he is entitled if and when each Milestone is successfully completed. The amount of each Participant’s Award Percentage is set forth in Appendix A to the Plan.

4.6	Time and Manner of Payment.

(a)	(i) Subject to paragraph (ii) and the following subsections of this section, the Incentive Compensation Award of a Participant who is an Employee shall be made, at the discretion of the Committee:

(A)	to the Participant’s account under the 401(k) Plan, which contribution shall be subject to the terms of the 401(k) Plan; or

(B)	in the form of restricted Stock, pursuant to and subject to the provisions of Article 5.

(ii) In no event shall a Participant’s annual contribution under the 401(k) Plan exceed the maximum amount permitted under Section 401(a) of the Code with respect to the 401(k) Plan.

(b)	With respect to the Final Milestone, the excess, if any, of a Participant’s Incentive Compensation Award over the limit described in subsection (a)(ii) may, at the sole discretion of the Committee, be paid in the form of restricted Stock, pursuant to and subject to the provisions of Article 5, or as a cash bonus in accordance with Section 4.8.

(c)	With respect to a Participant who is a Director, the Company shall provide the Director’s Incentive Compensation Award (if any) in the form of restricted Stock pursuant to and subject to the provisions of Article 5, except that the Committee, in its sole discretion, may provide all or part of a Director’s Incentive Compensation Award relating to the Final Milestone as a cash bonus in accordance with Section 4.7.

4.7	Bonuses. Any cash bonuses payable under the Plan shall be paid in increments of 12.5% each calendar quarter beginning June 30, 2005 and ending March 31, 2007.

ARTICLE 5 - RESTRICTED STOCK GRANTS

5.1	Restricted Stock Grants. The Committee is hereby authorized to make grants of restricted Stock to Participants in accordance with the provisions of the Plan, having the terms and conditions set forth below and with such additional conditions not inconsistent with the provisions of the Plan as the Committee shall determine.

(a)	Number of Shares. To the extent any Incentive Compensation Award is to be paid in shares of restricted Stock in accordance as determined pursuant to Article 4, the dollar amount of such Incentive Compensation Award to be so paid shall be used to determine the number of shares to be issued as restricted Stock at the time of award, by reference to the Fair Market Value of the Stock at the time of the award.

(b)	Vesting. Any restricted Stock grants made under the Plan shall vest in increments of 25% per calendar quarter beginning June 30, 2005 and ending March 31, 2006, based on the Participant’s employment with the Company or Microgy, or, in the case of a Director, service as Director.

(c)	Stock Certificates. Any certificates representing restricted Stock grants under the Plan shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such shares of restricted Stock.

(d)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee during the applicable restriction period), all shares of restricted Stock subject to restriction at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such shares of restricted Stock.

5.2	Other Terms.

(a)	Cash Consideration for Restricted Stock Grants. Grants of restricted Stock under the Plan shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b)	Limitations on Transfer of Restricted Stock. No shares of restricted Stock shall be transferable by a Participant (otherwise than by will or by the laws of descent and distribution), nor may any Participant pledge, alienate or encumber any such shares, until all restrictions thereon have lapsed, and the Company shall not be required to recognize any attempted transfer, pledge, alienation or encumbrance in violation of this Section 5.2(b).

5.3	Adjustments. If any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares dilutes or enlarges the benefits or potential benefits under the Plan, the Committee shall appropriately adjust either number or the type of the Company’s securities subject to this Plan, or both, or any existing Incentive Compensation Award.

ARTICLE 6 - ADMINISTRATION

6.1	Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate future Participants; (ii) determine the Award Percentage of each Participant; (iii) determine whether, to what extent and under what circumstances Incentive Compensation Awards may be awarded in cash or in Stock; (iv) interpret and administer the Plan and any instrument or agreement relating to the Plan; (v) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Incentive Compensation Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon each Participant.

6.2	Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion.

6.3	Power and Authority of the Board of Directors. If the Committee has not been designated, the Board shall exercise the powers and duties of the Committee under the Plan. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

ARTICLE 7 - MISCELLANEOUS

7.1	Settlement. Subject to Section 4.6, the Committee shall determine whether Incentive Compensation Awards are paid in whole or in part in cash or in Stock.

7.2	Change in Control. Subject to the terms of the 401(k) Plan and of restricted Stock awards issued pursuant to Article 5, upon a Change in Control:

(a)	Any Milestone, the targeted completion date of which is during the 125 -consecutive day period commencing 62 days before the Change in Control, shall be deemed to be completed;

(b)	Any and all outstanding awards of restricted Stock under Article 5 shall become fully vested;

(c)	Any and all cash bonuses previously awarded hereunder shall become immediately due and payable to each Participant notwithstanding Section 4.7; and

(d)	The Board, shall take one, and not more than one, of the following actions as selected by the Board:

(i)	Cause the liability associated with the then unachieved Milestones (other than a Milestone described in subsection (a)), the targeted completion date of which is after the Change in Control, to be accelerated. The amount payable to a Participant under this paragraph shall be equal to the present value of the amount to which the Participant would be entitled if each such Milestone were complete, payable in cash or restricted Stock. For this purpose, present value shall be determined based on an interest rate of 7.5%;

(ii)	Cause the Plan to be assumed, or substantially equivalent new rights to be substituted therefore, by another entity; or

(iii)	Cause the Plan to be assumed, subject to the following modification: Incentive Compensation Awards that relate to any unachieved Milestone (other than a Milestone described in subsection (a)), the targeted completion date of which is after the Change in Control, shall be payable as follows:

(A)	with respect to a Milestone that is actually completed, in accordance with the terms of the Plan; and

(B)	with respect to a Milestone that is not actually completed, as in such Milestone had been achieved but at 50% of the amount which Participant would otherwise have been entitled in accordance with the terms of the Plan.

7.3	No Right to Employment. The provision of an Incentive Compensation Award shall not be construed as giving a Participant the right to continue employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan.

7.4	Amendments.

(a)	The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable. Except as otherwise expressly provided herein, no amendment, modification, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to an Incentive Compensation Award.

(b)	The Committee may waive any conditions of or rights of the Company under any outstanding Incentive Compensation Award, prospectively or retroactively. Except as otherwise provided in the Plan or the provisions of the Incentive Compensation Award, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Incentive Compensation Award if such action would adversely affect the rights of the holder thereof, without the consent of the holder thereof.

7.5	Construction.

(a)	The provisions of the Plan shall be construed, administered and enforced according to the laws of the United States of America insofar as they may be applicable, and otherwise according to the laws of Delaware.

(b)	The masculine gender shall include both sexes and the singular shall include the plural and the plural the singular, unless the context otherwise requires.

(c)	The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Compensation Award in the manner an to the extent it shall deem desirable, in its sole discretion, to carry the purposes and intents of the Plan into effect.

(d)	In the event that any provision of an Incentive Compensation Award conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or as subsequently amended, the terms of the Plan shall control.

7.6	Issuance of Shares. The aggregate number of shares of Stock that may be issued under the Plan is 2,000,000. If any shares of Stock to which an Incentive Compensation Award relates are not purchased or are forfeited, or if an Incentive Compensation Award otherwise terminates without delivery of any shares of Stock, the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Incentive Compensation Award, to the extent of any such forfeiture or termination, shall again be available for award under the Plan.

7.7	No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan, and the Committee shall determine whether cash shall be paid in lieu of any fractional shares of Stock or any rights thereto shall be cancelled, terminated or otherwise eliminated.

7.8	Section 162(m). To the extent that Incentive Compensation Awards provided hereunder constitute remuneration (within the meaning of Section 162(m)(4)(E) of the Code), this Plan is intended to provide for qualified performance-based compensation (within the meaning of Section 162(m)(4)(C) of the Code).

7.9	Restrictions; Securities Exchange Listing. All shares of Stock delivered under the Plan shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are listed for trading on a securities exchange or automated quotation system, the Company shall not be required to deliver any shares of Stock under the Plan unless and until such shares have been listed for trading on such securities exchange or automated quotation system.

7.10	Income Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon receipt of (or the lapse of restrictions relating to) an Incentive Compensation Award, the Committee, in its sole discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such obligation by (i) electing to have the Company withhold a portion of the shares of Stock otherwise to be delivered upon receipt of (or the lapse of restrictions relating to) an Incentive Compensation Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company shares of Stock (other than shares of Stock to be delivered upon receipt of (or the lapse of restrictions relating to) an Incentive Compensation Award ) with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

ADOPTED AND APPROVED by the Board of Directors of Environmental Power Corporation on June 12, 2003.

ADOPTED AND APPROVED by the Stockholders of Environmental Power Corporation on July 25, 2003.

AMENDED AND RESTATED by the Board of Directors of Environmental Power Corporation on March 15, 2004.

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APPENDIX A

[RESERVED]